Form 3

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, DC 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
SECURITIES
Filed pursuant to Section 16(a) of the
Securities Exchange Act of 1934, Section
17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(h) of the
Investment Company Act of 1940
OMB APPROVAL
OMB Number:
3235-0104
Expires:
January 31,
2005

Estimated
average burden
hours per
response...0.5


(Print or Type Responses)


1.
Name and Address of Reporting
Person*

Thieffry, Alain


2.
Date of Event
Requiring
Statement
(Month/Day/Year)
9/12/02

4.
Issuer Name and Ticker or Trading Symbol

Paul-Son Gaming Corporation

PSON
(Last)         (First)
(Middle)

c/o Holding Wilson
3 Avenue du President Wilson


(Street)



75116 Paris, France
3.
I.R.S.
Identification
Number of
Reporting
Person, if an
entity
(voluntary)

5.
Relationship of Reporting
Person(s) to Issuer
(Check all applicable)

_x_
Director
__
10% Owner

__
Officer (give
title below)
__
Other
(specify
below)
___________________________

6.
If Amendment,
Date of
Original
(Month/Day/Year)

(City)       (State)         (Zip)


7.
Individual or
Joint/Group
Filing (Check
Applicable Line)

_x_
Form filed
by One
Reporting
Person


__
Form filed
by More
than One
Reporting
Person


Table I - Non-Derivative Securities Beneficially
Owned

1.
Title of Security
(Instr. 4)

2.
Amount of Securities
Beneficially Owned
(Instr. 4)

3.
Ownership Form: Direct
(D) or Indirect (I)
(Instr. 5)

4.
Nature of
Indirect
Beneficial
Ownership
(Instr. 5)



































Table II - Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.
Title of
Derivative
Security
(Instr. 4)

2.
Date Exer-
cisable and
Expiration
Date
(Month/Day/Year)

3.
Title and Amount of
Securities Underlying
Derivative Security
(Instr. 4)

4.
Conver-
sion or
Exercise
Price of
Deri-
vative
Security

5.
Owner-
ship
Form of
Deriv-
ative
Securities:
Direct
(D) or
Indirect
(I)
(Instr. 5)

6.
Nature of
Indirect
Beneficial
Ownership
(Instr. 5)



Date
Exer-
cisable
Expira-
tion
Date
  Title
Amount
or
Number
of
Shares




Option
9/12/03(1)
9/12/13
Common Stock
6000(1)
$3.40
Direct


(right to
buy)













































(1) The option was granted under the Issuer's 1994
Director's Stock Option Plan and vests over a three-year period, 2,000 shares per year.





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:



/s/ Alain Thieffry
**Signature of Reporting Person
September 17, 2002
Date
*
If the form is filed by more than one reporting person,
see Instruction 5(b)(v).
**
Intentional misstatements or omissions of facts constitute
Federal Criminal Violations. See 18 U.S.C. 1001 and
15 U.S.C. 78ff(a).
Note:
File three copies of this Form, one of which must be manually signed. If space is insufficient,
See Instruction 6 for procedure.